(Isramco Letterhead Omitted)

                                                               January 27, 1997


Mr. Ishay Mor
Stonewall Resources, L.L.C.
30 Kalisher Street
Tel Aviv, Israel  65257

Dear Mr. Mor,

     This letter is written to set forth our agreement for Isramco, Inc. ("Isramco") to Purchase 25% Membership Interest and 18.75% After Payout Percentage in Jay Petroleum L.L.C., a Texas limited liability company ("LLC") from Stonewall Resources, L.L.C. ("Stonewall") for the purchase price of Three Hundred Sixty Three Thousand Seven Hundred Fifty and NO/100 Dollars ($363,750.00).

     Isramco will wire transfer the purchase price monies to Welborn Sullivan Meck & Tooley, P.C. ("Escrow Agent"), COLTAF Account, Account No. 101-9035805, ABA No. 102000076, Norwest Bank of Denver, N.A. on or before February 3, 1997. Isramco will fax this originally executed letter agreement to Escrow Agent to be received by Escrow Agent on or before February 3, 1997. If Escrow Agent does not receive the monies and the agreement as set forth above, Escrow Agent will immediately return monies received, if any, to Isramco and the agreement received, if any, to Stonewall.

     This letter will serve as Irrevocable Instructions to Escrow Agent that upon receipt of(I) the monies from Isramco and (II) the fax agreement from Isramco, Escrow Agent shall immediately disburse as follows:

1. $327,375, the purchase price monies less 10% for U.S. tax withholdings ($363,750 - 36,375 = $327,375) to Stonewall Resources, Inc. Account No. - 101-8156059, Norwest Bank of Denver, N.A.

2. $36,375 to U.S. Internal Revenue Service on Isramco's behalf for the benefit of Stonewall.

3.   The originally or faxed executed letter agreement to Isramco.

     Effective upon Escrow Agent's disbursement as set forth above, Stonewall assigns all of its right, title and interest in the L.L.C. to Isramco. Isramco agrees to become a member of the L.L.C. and to be bound by and comply with the Regulations of the L.L.C., a copy of which it has reviewed. Stonewall represents and warrants to Isramco that its interest it is assigning in the L.L.C., is free and clear of any liens.


                   Isramco Inc., Israel Branch, Shavit House,
                     4 Raoul Wallenberg St., Tel-Avia 69174
                    Tel: 973-3-6490330 - Fax: 972-3-6490340

                          [ISRAMCO LETTERHEAD OMITTED]

The effective date of this transaction is December 31, 1996. This agreement may be signed in counterparts. If the foregoing represents your understanding, please sign in the space provided.

                                        Sincerely,

                                        ISRAMCO, INC.



                                        By:  /S/  Y LEVY
                                            -----------------------------------

                                        Title:  General Manager
                                                -------------------------------



Accepted and agreed to this  23  day of January, 1997.
                            ---         -------


STONEWALL RESOURCES, L.L.C.



By: /S/  I. MOR
    ---------------------------------

Title:    Manager